Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUANTUM CORPORATION

AGATE ACQUISITION CORP.

AND

ADVANCED DIGITAL INFORMATION CORPORATION

Dated as of May 2, 2006

-i-

(Continued)

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(Continued)

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Affiliate Letter

Exhibit C	Third Party Consents

Exhibit D	Form of Opinion of Perkins Coie LLP

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(Continued)

Page
Schedule 1	Directors and Officers of the Company entering into Voting Agreements

Schedule 2	List of Indemnification Agreements

Schedule 2.5(a)	Certain Persons

Schedule 5.2	Individuals from whom to request Parent consent

Schedule 6.12(b)	Insurance

Schedule 9.3(b)	List of Directors and Officers for “Knowledge” definition

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INDEX OF DEFINED TERMS

401(k) Plan	61
Acquisition	71
Acquisition Proposal	54
Action of Divesture	58
Agreement	1
Antitrust Law	56
Articles of Merger	2
Assumed Option Shares	5
Bid	39
Business Day	2
Cash Election Consideration	3
Certificates	8
Change of Recommendation	53
Closing	2
Closing Date	2
COBRA	31
Code	9
Company	1
Company Balance Sheet	17
Company Charter Documents	12
Company Common Stock	3
Company Disclosure Letter	11
Company Employee Plan	30
Company Environmental Permits	30
Company Financials	17
Company Government Contract	39
Company Government Subcontract	40
Company Intellectual Property	24
Company Material Contract	35
Company Options	13
Company Preferred Stock	12
Company Products	24
Company Purchase Plan	13
Company Purchase Plans	7
Company Registered Intellectual Property	24
Company Rights	40
Company SEC Reports	16
Company Source Code	27
Company Stock Option Plans	13
Company Unvested Common Stock	6
Confidentiality Agreement	55
Continuing Employees	61
Contract	11

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Customer Information	28
DGCL	42
Dissenting Shares	7
DOJ	15
DOL	31
Effect	73
Effective Time	2
Election Deadline	4
Election Form	4
Employee	31
Employee Agreement	31
End Date	68
ERISA	31
ERISA Affiliate	31
Exchange Act	15
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
Export Approvals	38
Fairness Opinion	39
FCPA	38
Financing	43
Financing Agreements	64
Financing Commitments	43
FTC	15
GAAP	17
Governmental Authorizations	28
Governmental Entity	15
Hazardous Material	29
Hazardous Materials Activities	30
HIPAA	31
HSR Act	15
include, includes and including	73
Indemnified Parties	62
Intellectual Property	24
Intellectual Property Rights	25
International Employee Plan	31
Inventory	37
IRS	31
Knowledge	73
Lease Documents	23
Leased Real Property	22
Legal Requirements	14
Liens	12
Material Adverse Effect	73

-ii-

Maximum Parent Shares Issuable	5
Maximum Stock Election Number	5
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	41
Merger Sub Charter	41
Merger Sub Common Stock	7
Nasdaq	16
Necessary Consents	16
Non-Employee Option	6
Non-Unanimous Board Recommendation	70
Open Source	27
Option Ratio	60
Owned Real Property	22
Parent	1
Parent Bylaws	41
Parent Charter	41
Parent Common Stock	41
Parent Disclosure Letter	41
Parent Rights	42
Parent SEC Reports	43
Parent Shares Available	5
Parent Stock Option Plans	41
Parent Stock Options	41
Pension Plan	31
Person	74
Prorated Stock Election	5
Proxy Statement	39
Real Property	23
Registration Statement	39
Retention Plan	65
Returns	21
Rights Agreement	13
Rocksoft Retention Pool	60
RoHS	29
Sarbanes-Oxley Act	16
SEC	15
Section 6.3(d) Notice	53
Securities Act	15
Shrink-Wrapped Code	25
Significant Customer	37
Significant Supplier	37
Source Code	25
Stock Electing Company Share	3

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Stock Election	3
Stock Election Consideration	3
Stock Proration Factor	5
Stockholders’ Meeting	50
Subsidiary	11
Subsidiary Charter Documents	12
Superior Offer	55
Surviving Corporation	2
Tax	20
Tax Incentive	22
Taxes	20
Termination Fee	70
Trade Secrets	25
Triggering Event	69
Voting Agreements	1
Voting Debt	13
WARN	31
Washington Law	1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2006, by and among Quantum Corporation, a Delaware corporation (“Parent”), Agate Acquisition Corp., a Washington corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Advanced Digital Information Corporation, a Washington corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Washington Business Corporation Act (“Washington Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each director of the Company and each officer of the Company listed on Schedule 1 is entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (collectively, the “Voting Agreements”).

D. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

E. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of Washington (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Washington Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Advanced Digital Information Corporation” and the Articles of Incorporation shall be amended so as to comply with Section 6.12(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Washington Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.12(a).

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.4, 2.9, 2.10, 2.11(f) and 2.11(h)), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, each share of the Common Stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6, will be canceled and extinguished and automatically converted into the right to receive from Parent, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.11 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.13 (subject to Section 2.10), either the Stock Election Consideration (as defined below) or the Cash Election Consideration (as defined below) (the Stock Election Consideration or Cash Election Consideration, as applicable, the “Merger Consideration”) with the form of Merger Consideration determined as follows:

(a) Each share of Company Common Stock with respect to which an effective election to receive stock has been made and not revoked (each such share, a “Stock Electing Company Share”) shall be converted into the right to receive 3.461 (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Election Consideration”), subject to adjustment as provided in Section 2.3; and

(b) Each other share of Company Common Stock that is not convertible pursuant to Section 2.1(a) shall be converted into the right to receive an amount equal to $12.25 in cash without interest (the “Cash Election Consideration”).

2.2 Elections.

(a) Each Person (other than Parent, Company and Merger Sub) who, as of the Election Deadline, is a record holder of Company Common Stock will be entitled, with respect to all or a portion of such shares of Company Common Stock, to make an unconditional election (a “Stock Election”), on or prior to the Election Deadline, to receive the Stock Election Consideration on the basis hereinafter set forth.

(b) Prior to the date the Registration Statement is mailed to the holders of Company Common Stock, Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (an “Election Form”) pursuant to which a holder of record of shares of Company Common Stock as of the Election Deadline may make a Stock Election with respect to all or a portion of the shares of Company Common Stock owned by such holder on the Closing Date. The Election Form shall be mailed with the Registration Statement to the record holders of Company Common Stock as of the record date for the Stockholders’ Meeting. The Company shall use all reasonable efforts to make the Election Form and the Registration Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline, including using reasonable efforts to mail an Election Form to all such persons who become record holders of Company Common Stock prior to the seventh Business Day prior to the Election Deadline.

(c) A Stock Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., California time, on the date that is two Business Days preceding the Closing Date (the “Election Deadline”), an Election Form covering the shares of Company Common Stock to which such Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any share of Company Common Stock with respect to which the Exchange Agent has not received an effective Stock Election meeting the requirements of this Section 2.2(c) by the Election Deadline shall be deemed not to be a Stock Electing Company Share. A Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Company Common Stock to which such revised Election Form applies, or in the case of a revocation after the Election Deadline, such revocation shall be effected if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Company Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Company Common Stock. Any termination of this Agreement in accordance with Article VIII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Election Consideration have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Company Common Stock and when elections and revocations were received by it. The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock; provided, however that under no circumstances shall the number of shares of Parent Common Stock issuable pursuant to this Agreement be such as to require approval of the holders of Parent Common Stock pursuant to the rules and regulations of The New York Stock Exchange. The Exchange Agent may, with the mutual agreement of Parent and the Company, make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and the manner and extent to which Stock Elections are to be taken into account in making the determinations required by this Article.

2.3 Proration of Stock Election Consideration.

(a) The number of shares of Company Common Stock eligible to be converted into the right to receive the Stock Election Consideration at the Effective Time shall not exceed the number of shares of Company Common Stock which is equal to the Maximum Stock Election Number, where:

(i) “Maximum Stock Election Number” shall mean the result obtained (rounding down to the nearest whole share) by dividing the Parent Shares Available by the Exchange Ratio.

(ii) “Parent Shares Available” shall mean the result obtained by subtracting the Assumed Option Shares from the Maximum Parent Shares Issuable.

(iii) “Assumed Option Shares” shall mean the sum of (1) the result obtained (rounding up to the nearest whole share) by multiplying (A) the number of options to purchase shares of Company Common Stock assumed by Parent at the Effective Time pursuant to the Merger by (B) the Option Ratio (as defined in Section 6.9(a)) and (2) the number of shares of Parent Common Stock issuable pursuant to Section 6.9(b).

(iv) “Maximum Parent Shares Issuable” shall mean the result obtained (rounding down to the nearest whole share) by multiplying (1) 0.1995 by (2) the number of shares of Parent Common Stock outstanding at the Effective Time.

(b) If the number of Stock Electing Company Shares exceeds the Maximum Stock Election Number, then such Stock Electing Company Shares shall be treated in the following manner at the Effective Time:

(i) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing the Maximum Stock Election Number by the total number of Stock Electing Company Shares.

(ii) The number of Stock Electing Company Shares covered by a Company stockholder’s Stock Election shall be reduced to a number equal to the product (rounding down to the nearest whole Stock Electing Company Share) of (x) the Stock Proration Factor, multiplied by (y) the total number of Stock Electing Company Shares covered by such Stock Election (such product, the “Prorated Stock Election”), and the number of Company shares equal to the Prorated Stock Election shall be converted into the right to receive the Stock Election Consideration.

(iii) Each Stock Electing Company Share, other than those shares of Company Common Stock converted into the right to receive the Stock Election Consideration in accordance with Section 2.3 (b)(ii), shall be converted into the right to receive the Cash Election Consideration as if such Shares of Company Common Stock were not Stock Electing Company Shares.

(c) If the number of Stock Electing Company Shares is less than or equal to the Maximum Stock Election Number, then each Stock Electing Company Share shall be converted into the right to receive the Stock Election Consideration, and each other share of Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6) shall be converted into the right to receive the Cash Election Consideration.

(d) In the event that the number of shares of Parent Common Stock issuable pursuant to this Agreement (as calculated in accordance with the rules and regulations of The New York Stock Exchange) would otherwise require approval of the holders of shares of Parent Common Stock, the Stock Proration Factor and the Prorated Stock Election shall be adjusted, in good faith, by the Exchange Agent or Parent to allow for the issuance of the maximum number of shares of Parent Common Stock permissible that would not, in accordance with the rules and requirements of The New York Stock Exchange, require approval of the holders of shares of Parent Common Stock.

2.4 Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Common Stock”), then, the Merger Consideration otherwise payable with respect to such shares of Company Unvested Common Stock pursuant to the provisions of Section 2.1 shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former holder of such shares of Company Unvested Common Stock) on the same terms that governed such Company Unvested Common Stock prior to the Effective Time. Parent shall hold the Merger Consideration so withheld until such Merger Consideration is no longer subject to the possibility of permanent retention by Parent, at which time such withheld Merger Consideration will be paid to the former holders of the applicable Company Unvested Common Stock on a monthly basis, as reasonably determined by Parent. For holders of Company Common Stock who have elected to receive a portion of the Merger Consideration in Parent Common Stock and a portion in cash, such monthly payments shall be made in the same proportions as set forth in the applicable Stock Election, subject to adjustment as provided in Section 2.3.

2.5 Non-Employee Options.

(a) At the Effective Time, each Company Option held by any Person other than an employee of the Company or any of its Subsidiaries or by any Person listed on Schedule 2.5(a) (each such Company Option, a “Non-Employee Option”), for which such Person has (1) validly exercised such Non-Employee Option prior to the Election Deadline and (2) made a Stock Election in compliance with Section 2.1 hereof shall be entitled to receive Merger Consideration in accordance with Section 2.1. Any Non-Employee Option held by a Person who has not fulfilled the conditions of the immediately preceding sentence, including any Non-Employee Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of such terminated Non-Employee Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Non-Employee Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), multiplied by (ii) the excess, if any, of the Cash Election Consideration over the per share exercise price of such Non-Employee Option immediately prior to the Effective Time.

(b) Any materials to be submitted to the holders of Non-Employee Options shall be subject to prior review and approval by Parent.

2.6 Cancellation of Subsidiary and Parent Owned Stock. Each share of Company Common Stock held by the Parent or any direct or indirect wholly-owned Subsidiary of the Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

2.7 Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.8 Employee Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options, other than Non-Employee Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 6.9. Rights outstanding under the Company’s Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the “Company Purchase Plans”) shall be treated as set forth in Section 6.9(c).

2.9 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.10 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary other than Section 2.10(b), any shares of Company Common Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the provisions of Section 23B.13 of Washington Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.1, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Washington Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation nor of a stockholder of the Parent.

(b) Notwithstanding the provisions of Section 2.10(a), if any holder of shares of Company Common Stock who demands dissenters’ rights for such shares under Washington Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent with respect to such shares, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Washington Law and received by the Company which relate to any such demand for dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for dissenters’ rights under Washington Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be prepared in advance in cooperation with Parent.

2.11 Surrender of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of shares of Company Common Stock, and (ii) exchanging the applicable Merger Consideration for shares of Company Common Stock.

(b) Parent to Provide Merger Consideration. Parent shall enter into an agreement with the Exchange Agent that shall provide that Parent shall at the Effective Time make available to the Exchange Agent for exchange in accordance with this Article II the Merger Consideration payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock and cash contemplated to be issued out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(c) Exchange Procedures. Following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, subject to Section 2.11(g), shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.1 hereof, and the Certificate so surrendered shall forthwith be canceled. The shares of Parent Common Stock constituting part of such Merger Consideration (if any), at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under applicable law. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.11, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Dividends and Other Distributions. No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.11(h), shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered or transferred, as the case may be, as provided in this Section. Subject to applicable law, following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.11(h) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) Payments to Persons Other than a Registered Holder. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(h) No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of Parent Common Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock.

(i) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund in direct obligations of the U.S. Treasury or otherwise with the consent of the Company (which consent shall not be unreasonably withheld or delayed), on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article II shall promptly be paid to Parent.

(j) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.11 shall after such delivery to the Surviving Corporation, subject to Section 2.11(f), look only to Parent and the Surviving Corporation for payment of the Merger Consideration (and as a general creditor for the cash constituting the Merger Consideration, which cash shall not accrue interest) pursuant to Section 2.1 with respect to the shares of Company Common Stock formerly represented thereby. Any amounts remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

2.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and/or Parent Common Stock constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.14 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of the Company (the “Company Disclosure Letter”), as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(b) Charter Documents. The Company has delivered or made available to Parent (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended and/or restated to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 160,000,000 shares of Company Common Stock, no par value, and (ii) 4,000,000 shares of undesignated preferred stock, no par value (the “Company Preferred Stock”). At the close of business on May 1, 2006: (i) 62,031,013 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Unvested Common Stock. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(c) Company Options. As of the close of business on May 1, 2006: (i) 4,323,477 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 1996 Stock Option Plan, 1997 Stock Option Plan of

Pathlight Technology, Inc., 1999 Team Member Plan, Amended and Restated 1999 Stock Incentive Compensation Plan, Outside Directors August 2000 Stock Option Program and 2002 Team Member Retention Stock Option Plan (collectively, the “Company Stock Option Plans”) (equity or other equity-based awards, other than the Rocksoft retention stock awards described in Section 6.9(b), whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $9.81 and 2,285,147 such Company Options are vested and exercisable; (ii) 1,350,103 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 5,596,629 shares of Company Common Stock are issuable under the Amended and Restated 1997 Stock Purchase Plan (the “Company Purchase Plan”); (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Option Plans and (B) other than shares reserved for issuance under the Company Purchase Plan; and (v) there are no warrants for the issuance of Company Common Stock. Section 3.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Non-Employee Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Non-Employee Option was granted (b) the name of the holder of such Non-Employee Option, (c) the number of shares of Company Common Stock subject to such Non-Employee Option, (d) the exercise price of such Non-Employee Option, (e) the date on which such Non-Employee Option was granted, (f) the applicable vesting schedule, if any, and the extent to which such Non-Employee Option is vested and exercisable as of the date hereof, and (g) the date on which such Non-Employee Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plan was $356,292.90 and the aggregate amount credited to such accounts for such bi-weekly payroll period was $79,942.91. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(e) Other Securities. Except (1) as described in this Section 3.2, (2) as otherwise set forth in Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, and (3) for the shares and conversion rights designated in connection with the Rights Agreement, dated August 12, 1996 between the Company and ChaseMellon Shareholder Services L.L.C. as rights agent (the “Rights Agreement”), as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements, the Rights Agreement and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Articles of Merger pursuant to Washington Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except (i) to make the recommendation contained therein a Non-Unanimous Board Recommendation or (ii) as expressly permitted by Section 6.3(d)), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by

Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract. Section 3.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company’s or any of its Subsidiary’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be expected to result in a material loss of benefits to the Company, Parent or the Surviving Corporation or any of their Subsidiaries as a result of the Merger.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.3(c) of the Company Disclosure Letter, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any

Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of January 31, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) Section 806 of the Sarbanes-Oxley Act. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.5 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date of this Agreement, there has not been, accrued or arisen:

(a) any Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events;

(g) any amendment, termination or consent with respect to any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract;

(h) entry into any material customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, future royalty payments other than as is consistent with past practice, non-standard warranties or non-standard indemnification obligations;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;

(k) any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(l) any material change in the level of product returns or factors influencing accounts receivable or warranty reserves (including any material change in warranties provided by the Company) experienced by the Company or any of its Subsidiaries;

(m) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of employee benefits or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(o) any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

(p) any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(q) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(r) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

3.6 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any express or implied obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable Legal Requirements in all material respects and (b) timely paid all material Taxes required to be paid and paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld with respect to their employees and other third parties.

(ii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(v) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its subsidiaries owe any amount under such agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(vi) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vii) No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) None of the Company or any of its Subsidiaries has engaged in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(x) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xi) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a material source of income in that jurisdiction.

(xii) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

3.7 Title to Properties.

(a) Properties. Section 3.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”), the date of acquisition, and the approximate square footages of the land and all buildings situated thereon. Except for the Owned Real Property currently owned by the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has ever owned any real property. Section 3.7(a)(ii) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto. The Owned Real Property and the Leased Real Property shall be collectively referred to herein as the “Real Property”. All such current leases which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto. The Company or its Subsidiaries currently occupies all of the Real Property for the operation of its business. No parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property, except for subleases described in the Company Disclosure Letter pursuant to which third parties have the right to occupy Real Property. The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice and to the Company’s Knowledge the Real Property is in compliance, in all materials respects, with Legal Requirements. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property. The Company and each of its Subsidiaries has performed all of its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b) Documents. The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c) Owned Real Property. The Company or its Subsidiaries owns the Owned Real Property free and clear of all Liens, except for (i) Liens as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property which could materially and adversely affect the insurability of such Owned Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company to the Company or any Subsidiary which has issued a policy with respect to any portion of any Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made in all material respects. To the Company’s Knowledge, there exist no material adverse structural, soil or other conditions with respect to the Owned Real Property. To the Company’s Knowledge, no improvements on or use of the Owned Real Property violate in any material respect any restrictive covenants or easements affecting the Owned Real Property. To the Company’s Knowledge, there is no law, ordinance, order, regulation or requirement now in existence which could require the owner of the Owned Real Property to make any expenditure in excess of $100,000 to modify or improve such Owned Real Property to bring it into compliance therewith.

(d) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

3.8 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products and services that have been developed by the Company or any of its Subsidiaries and/or are owned, made, provided, distributed, imported, sold or licensed to third Persons by or on behalf of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the material applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for infringement or misappropriation of any of the foregoing.

“Shrink-Wrapped Code” means (a) generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $20,000 for a perpetual license for a single user or work station (or $150,000 in the aggregate for all users and work stations), and (b) generally commercially available software programs that are not Company Products and are used internally by the Company in the ordinary course of business.

“Source Code” shall mean computer software and code, in form other than object code form, including, to the extent currently prepared and in existence, any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b) No Default/No Conflict. All unexpired written Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company, are valid and in full force and effect, and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts, subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter required to be obtained in connection with any such Contract as provided for elsewhere in this Agreement. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, and subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter required to be obtained in connection with any such Contract as provided for elsewhere in this Agreement, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as it is currently conducted including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product has not and does not infringe or misappropriate any Intellectual Property Rights of any third Person, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d) Notice. Neither the Company nor any of its Subsidiaries has received written notice from any third Person claiming that any Company Product or the operation of the business of the Company or its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any third Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any material written contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation being obligated under such written contracts or agreements to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of them, respectively, its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby, subject to obtaining any consents and approvals required to be obtained in connection with any such written contracts and agreements as provided for elsewhere in this Agreement.

(f) Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and has implemented, a policy requiring each current and former employee, consultant and contractor to execute sufficient information and confidentiality agreements and, to the Knowledge of the Company, all current and former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements.

(g) Section 3.8(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries is current in (A) the payment of all necessary registration, maintenance and renewal fees owing in connection with such Company Registered Intellectual Property and (B) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Registered Intellectual Property. Section 3.8(g) of the Company Disclosure Letter lists all actions, including the making of any payments that need to be taken with the applicable registering governmental agency within 120 days of the date hereof to maintain, renew or preserve the rights of Company in any of the Company Registered Intellectual Property. To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and subsisting. To the Knowledge of the Company, the Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual invalid or unenforceable.

(h) No Order. The Company has not received any notice that any Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(i) Open Source. No open source, public source or freeware software, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict a licensee’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was incorporated into or integrated or bundled with, any Company Products. Section 3.8(i) of the Company Disclosure Letter sets forth a list of all Open Source that is incorporated into or integrated or bundled with any Company Product and for each such use of Open Source: (i) a description of the Open Source, (ii) name of the applicable license, (iii) the applicable Company Product, and (iv) to the extent known by the Company, the copyright holder of such Open Source.

(j) Source Code. Neither the Company, nor any of its Subsidiaries, has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code for any Company Product that is owned by the Company or a Subsidiary of the Company (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any third Person acting on their behalf to any third Person of any Company Source Code. Section 3.8(j) of the Company Disclosure Letter identifies each written Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person. The execution of this Agreement or any of the other transactions contemplated by this Agreement will not result in the release from escrow of any Company Source Code.

(k) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 3.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(k) of the Company Disclosure Letter lists all written Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

(l) Supplier Agreements. Section 3.8(l) of the Company Disclosure Letter lists all written Contracts that are material to the Company to which the Company or any of its Subsidiaries is a party and pursuant to which Company or is Subsidiaries licenses, purchases or acquires any Intellectual Property (including any parts, supplies and components) that is material to the design, manufacture or support of the Company Products.

(m) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been provided to Parent), Section 3.8(m) of the Company Disclosure Letter lists all written contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party that have generated for the Company or any of its Subsidiaries more than $150,000 in revenue in a fiscal quarter in any of the last three fiscal years and under which the Company or any of its Subsidiaries has granted any license to the Company Intellectual Property.

(n) Customer Information. The Company and each of its Subsidiaries has all necessary rights to, and has taken commercially reasonable steps to protect the confidentiality of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its customers (the “Customer Information”). To the Knowledge of the Company, the Company and its Subsidiaries are in full compliance with all applicable laws, regulations and Contracts with respect to the use and disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not violate such laws, regulations and contracts with respect to such Customer Information.

3.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

3.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

3.11 Litigation. There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any

Governmental Entity. There has not been since January 1, 2002, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

3.13 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS. The Company and its Subsidaries are in compliance in all material respects with the registration and labeling requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC).

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such person.

(c) Permits. The Company and its Subsidiaries currently hold all Permits necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted (the “Company Environmental Permits”), except for Permits, the absence of which could not reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

3.14 Brokers’ and Finders’ Fees. Except for fees payable to Credit Suisse Securities (USA) LLC pursuant to an engagement letter dated March 28, 2006, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has (i) incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (ii) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

3.15 Transactions with Affiliates. Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than salary or wages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“COBRA” shall mean the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations in an amount that exceeds $150,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 3.16(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 3.16(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $200,000 per year as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.16(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason. Section 3.16(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $200,000 per year.

(c) Documents. The Company and each of its Subsidiaries has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto (or written descriptions of any unwritten Company Employee Plans or Employee Agreements) and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed with respect to each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material during the last year to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) any discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan, (xii) all HIPAA Privacy Notices and all Business Associate Agreements, as currently in use or effect, to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter, if any, issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance.

(i) The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any exception issued thereunder), has occurred with respect to any Company Employee Plan that, considered individually or considered collectively with any other “prohibited transaction”, will, or could reasonably be expected to, result in any material liability to the Company or any of its Subsidiaries.

(ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than for benefits accrued thereunder as of the date of such amendment, termination or discontinuance and ordinary administration expenses).

(iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries is subject to any penalty or Tax with respect to any Company Employee Plan under Sections 4976 through 4980 of the Code.

(iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or participates in (or has, or may have, any obligation or liability with respect to) any self-insured plan that provides medical benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or any other applicable Legal Requirements (or as may be available through conversion rights), and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by any applicable Legal Requirements (or as may be available through conversion rights) .

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.16(j) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k) 409A. Each Company Benefit Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2005 in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan. No such plan has been “materially modified,” with in the meaning of IRS Notice 2005-1, at any time after October 3, 2004.

(l) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health and wages and hours, and in each case, with respect to Employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Employee or Employee Agreement. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company’s and its Subsidiaries’ Employees are terminable at the will of the Company or the relevant Subsidiary, as applicable.

(m) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(n) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $200,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business);

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(vii) any material Lease Document;

(viii) any material settlement agreement entered into within three years prior to the date of this Agreement; or

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(x) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period.

(b) Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof which are described in Sections 3.17(a)(i) through 3.17(a)(ix) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

3.18 Insurance. Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.19 Accounts Receivable. The Company has delivered or made available to Parent a list of all accounts receivable of the Company as of March 31, 2006, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Company Balance Sheet or, for receivables arising subsequent to March 31, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP and the reserve practices and methodology used in preparation of the Company Balance Sheet). No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.20 Product Warranties. Section 3.20 of the Company Disclosure Schedule sets forth a copy of the standard forms of written warranties and guaranties by the Company or any Subsidiary utilized with respect to its products or services. With respect to Contracts with Significant Customers entered into since March 31, 2002 that contemplate an exchange of value in excess of $500,000, there have not been any material deviations from such warranties and guaranties that would obligate the Company or any Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for such products or services, and none of the Company’s nor any Subsidiary’s salespeople, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties without the approval of the Company’s finance or legal departments.

3.21 Inventory. The Company and its Subsidiaries’ inventory (the “Inventory”) is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the Company Balance Sheet.

3.22 Customers. Section 3.22 of the Company Disclosure Letter lists the customers who, in the Company’s fiscal year ended October 31, 2005, were the fifteen (15) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid (each, a “Significant Customer”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning its products and/or services with any Significant Customer, and the Company has no Knowledge of any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

3.23 Suppliers. Section 3.23 of the Company Disclosure Letter lists the suppliers who, in the year ended October 31, 2005, were the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning the products and/or services provided by any Significant Supplier, and neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier. The Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

3.24 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made available to Parent all documentation relating to ethical business practices.

3.26 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(c) If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform the Parent.

(d) Notwithstanding any of the foregoing in this Section 3.26, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

3.27 Fairness Opinion. The Company’s Board of Directors has received a written opinion from Credit Suisse Securities (USA) LLC, dated as of May 1, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

3.28 Government Contracts. With respect to each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Significant Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Significant Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole.

(b) There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three-year period prior to the date hereof and is closed and no longer pending.

(c) The Company and the Significant Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Legal Requirement relating to the safeguarding of, and access to, classified information. The execution, delivery and performance of this Agreement will not and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any Employee of the Company or any Company Subsidiary.

3.29 Takeover Statutes and Rights Plans.

(a) The Board of Directors of the Company has taken all actions so that the restrictions contained in Chapter 23B.19 of Washington Law applicable to a “significant business transaction” (as defined in Chapter 23B.19.020 of Washington Law), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(b) The Company has taken all actions necessary to render the rights (the “Company Rights”) issued pursuant to the terms of the Rights Agreement inapplicable to this Agreement, the Merger, the Voting Agreements and to the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of the Parent (the “Parent Disclosure Letter”) as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Washington. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as presently conducted. Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent (as so amended, the “Parent Charter”) the bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”), the articles of incorporation of Merger Sub (“Merger Sub Charter”) and the bylaws of Merger Sub (“Merger Sub Bylaws”). Parent is not in violation of any of the provisions of Parent Charter or Parent Bylaws as of the date hereof. Merger Sub is not in violation of any of the provisions of Merger Sub Charter or Merger Sub Bylaws as of the date hereof.

4.2 Capital Structure. The authorized capital stock of Parent consists of: (a) 1,000,000,000 shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), and (b) 20,000,000 shares of undesignated preferred stock, $0.01 par value. At the close of business on April 28, 2006: (i) 188,940,988 shares of Parent Common Stock were issued and outstanding (excluding shares of Parent Common Stock held by Parent in its treasury), (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury, (iii) an aggregate of 27,593,914 shares of Parent Common Stock were subject to outstanding options to purchase such stock under all equity incentive plans and like plans of Parent (collectively, the “Parent Stock Option Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Parent Stock Option Plans are referred to in this Agreement as “Parent Stock Options”), (iv) an aggregate of 49,913,953 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Stock Option Plans, and (v) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter and related documents, or any agreement to which Parent is a party or by which it is bound. Except as set forth above, as of April 28, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since April 28, 2006, no shares of capital stock or other voting securities of Parent were issued by Parent except for shares of Parent Common Stock issued upon the exercise of Parent Stock Options outstanding as of April 26, 2006. There are no outstanding stock appreciation rights linked to the price of Parent Common Stock and granted under any Parent Stock Option Plans or otherwise. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (“DGCL”), Parent Charter, Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above and except for the special purchase rights (the “Parent Rights”) associated with Parent Common Stock pursuant to the Amended and Restated Preferred Shares Rights Agreement dated as of August 6, 1999 between Parent and Computershare, Inc. (as successor to Harris Trust and Savings Bank) as Rights Agent, as amended from time to time, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interest in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.

4.3 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to Washington Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation, articles of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing. No vote of Parent’s stockholders is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Financing; Capital Resources. Attached hereto as Section 4.4 of the Parent Disclosure Letter is a true and complete copy of that certain letter, dated April 27, 2006, from KeyBank National Association to Parent (the “Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent for the purpose of paying the Merger Consideration (the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s expected cash and cash equivalents, will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses.

4.5 SEC Filings. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6 Financial Statements. Each of the consolidated financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The books and records of Parent and Parent’s Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the consolidated financial statements of Parent included in the Parent SEC Documents are consistent with such books and records. Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or in the notes thereto) included in the Parent SEC Reports, neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to a consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of Parent’s most recent balance sheet in the ordinary course of business consistent with past practice.

4.7 Absence of Changes. From December 31, 2005 through the date of this Agreement, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

(a) any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent;

(b) any material change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP; or

(c) any settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund.

4.8 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement shall at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

(b) None of the information supplied or to be supplied by or on behalf of Parent or the Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c) If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company.

(d) Notwithstanding any of the foregoing in this Section 4.8, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

4.9 Company Stock. As of the date of this Agreement, (i) neither Parent nor Merger Sub is, and at no time during the last three years have either of them been, an “acquiring person” with respect to the Company as defined in Section 23B.19.020 of Washington Law, and (ii) neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Voting Agreements).

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or required by Legal Requirements, or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve substantially intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has significant business dealings. In addition, the Company shall promptly notify in writing Parent of any event that could reasonably be expected to lead to a Material Adverse Effect on the Company.

(b) Required Consent. Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement or as required by Legal Requirements, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of

Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries to acquire, individually, up to 30,000 shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 90,000 shares (as adjusted for stock splits and the like) of Company Common Stock in any 90-day period, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;

(v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case, is applicable to Parent or the transactions contemplated by this Agreement, or amend, waive or terminate the Rights Agreement (other than as contemplated by this Agreement);

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(viii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice, including without limitation, with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(x) effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xi) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or (b) employee loans or advances for travel and entertainment expenses, personal computer equipment or tuition reimbursement made in the ordinary course of business consistent with past practices;

(xii) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any material claim or assessment in respect of Taxes, file any material amended Tax Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiv) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xv) Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect, any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xvi) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000;

(xvii) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries or pursuant to the Retention Plan, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt, amend, any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement, (5) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates, (6) enter into, amend, or extend any collective bargaining agreement, or (7) allocate bonus awards under a Company Employee Plan in a manner or amount not consistent with past practice;

(xviii) Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except for exclusivity or preferential pricing provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any way and that are entered into in the ordinary course of business consistent with past practice;

(xix) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

(xxi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxii) Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract in the ordinary course of business, consistent with past practice; or

(xxiii) Except as specifically permitted pursuant to Section 6.3(d), take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxii) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform, their respective covenants or agreements hereunder.

5.2 Procedures for Requesting Parent Consent. Notwithstanding Section 9.2, if the Company desires to take any action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 5.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare the Registration Statement (in which the Proxy Statement will be included), and Parent shall file (or cause to be filed) the Registration Statement with the SEC and the Company shall file the Proxy Statement with the SEC. The Proxy Statement shall include the notice to stockholders required under Washington Law that appraisal rights will be available. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), Parent shall, in consultation with the Company, prepare and file any required amendments to the Registration Statement with the SEC.

(b) Parent and the Company will notify the other party promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement or Proxy Statement, as applicable, and shall supply each other with copies of all correspondence between Parent or the Company or any of their representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and the Registration Statement. Parent and the Company shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and Registration Statement and any amendments or supplements thereto prior to filing such with the SEC, and will provide Parent or the Company, as applicable, with a copy of all such filings made with the SEC.

(c) Parent and the Company shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after such filing, and Parent and the Company shall use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

(d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, Parent and the Company, as applicable, will promptly inform the other party of such occurrence and shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and/or mailed to stockholders of the Company.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Washington Law, its articles of incorporation and bylaws and applicable Nasdaq rules to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, for the purposes of voting on the adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 6.3(d), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Washington Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement or Registration Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Washington Law, its articles of incorporation and bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

(b) Board Recommendation. Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.

6.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action (including granting any Person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries or amending, waiving or terminating the Rights Plan, other than as contemplated by this Agreement, or redeeming any Company Rights) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions (except to the extent specifically permitted pursuant to Section 6.3(c)), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement specifically permitted pursuant to Section 6.3(c)). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any such Person (including its employees, agents and representatives) in possession of confidential information about the Company in connection with an Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry and a summary of all material oral conversations with such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable, oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group, and a summary of all material oral conversations with such Person or group, in each case, in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer (as defined in Section 6.3(g)(ii)), the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company, by vote of a majority of the members of the Company’s Board of Directors, concludes in good faith, following the receipt of advice of the Company’s outside legal counsel, that such action is necessary and required to comply with its fiduciary obligations to the stockholders of the Company under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.

(d) Termination; Change of Recommendation. In response to the receipt of a Superior Offer: (A) the Company may terminate this Agreement pursuant to Section 8.1(f)(ii), provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this sentence or Section 8.1(f)(ii), and any purported termination pursuant to this sentence or Section 8.1(f)(ii) shall be void and of no force or effect, unless concurrently with such termination in accordance with this Section 6.3(d) the Company pays to Parent the Termination Fee payable pursuant to Section 8.3(b)(i); and/or (B) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if, with respect to both (A) and (B) above, all of the following conditions in clauses (i) through (vi) are met and with respect to clause (A) only the condition in clause (vii) shall have been met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred;

(iii) The Company shall have (a) delivered to Parent written notice at least three Business Days prior to exercising its right to terminate this Agreement or effecting such Change of Recommendation (a “Section 6.3(d) Notice”) which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company intends to take such action with respect to a Superior Proposal and the manner in which it intends to do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer and a summary of all material oral conversations between the Company and such party regarding the Superior Offer, and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

(iv) After delivering the Section 6.3(d) Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three Business Day period, and negotiate in good faith with respect thereto during such three Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation;

(v) The Board of Directors of the Company (by a vote of a majority of the members of the Board of Directors of the Company) has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer and after considering any adjustments or negotiations pursuant to the preceding clause (iv), terminating this Agreement to accept such Superior Proposal and/or a Change of Recommendation is necessary to comply with its fiduciary obligations to the stockholders of the Company under applicable law;

(vi) The Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 6.3; and

(vii) Seven (7) full calendar days shall have passed after the later of (A) the date of the mailing of the Proxy Statement to the stockholders of the Company and (B) the date on which the Registration Statement is declared effective in accordance with the provisions of the Securities Act.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, and provided further that any such communication with the stockholders of the Company shall be deemed a Change of Recommendation unless the Board of Directors of the Company reaffirms, in that communication or disclosure, its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d). In addition, without limiting the foregoing, nothing contained in this Agreement shall prohibit the Company or its Board of Directors from making “stop-look-and-listen” communications to the stockholders of the Company as limited by and pursuant to Rule 14d-9(f) promulgated under the Exchange Act, and such communications shall not be considered a “Change of Recommendation” under this Agreement, including in the definition of Triggering Event in Section 8.1 hereof.

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its Subsidiaries, taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, including without limitation any proposed conditions to consummation, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board of Directors to be available by the Board of Directors of the Company.

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality/Non-Disclosure Agreement dated April 7, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the

Company and its Subsidiaries, including all Intellectual Property used by the Company (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4, Section 6.6 or Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including, if practicable, the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, The New York Stock Exchange, and in the case of the Company, Nasdaq, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the Antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, Council Regulation (EC) 139/2004, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, provincial, and state (U.S. and non-U.S.) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or impeding or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information (iv) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences with Antitrust Laws. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any written communication received or given in connection with any proceeding by a private party seeking to enjoin the Merger under any Antitrust Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) through (d), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or otherwise brought under any Antitrust Law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, effecting an Action of Divestiture; provided, however, that no party shall be required to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement. The Company shall not take or agree to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement, without the prior written consent of Parent. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

6.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (1) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.

6.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use its reasonable best efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. As soon as practicable following the date hereof, Parent will use its reasonable best efforts to obtain any material consents, waivers, and approvals under any of its or its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transaction contemplated hereby, including all consents, waivers and approvals set forth in Section 4.3(c) of the Parent Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company and Parent shall keep each other informed of all material developments and, each shall at the request of the other, include the other in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. The Company’s consents, waivers and approvals shall be in a form acceptable to Parent and Parent’s consents, waivers and approvals shall be in a form acceptable to the Company. In the event the Merger does not close for any reason, neither shall have any liability to the other, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company or Parent seeking to obtain such consents, waivers and approvals.

6.9 Equity Awards and Employee Matters.

(a) Assumption of Employee Stock Options. At the Effective Time, each then-outstanding Company Option other than Non-Employee Options, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option other than Non-Employee Options so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by a fraction equal to (A) $12.25 divided by (B) the average of the closing prices for a share of Parent Common Stock on the New York Stock Exchange for the ten (10) trading days ended one trading day immediately prior to the Closing Date (such fraction, the “Option Ratio,”) rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Company Option by its terms in effect prior to the date hereof provides for acceleration of vesting upon the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option. If and to the extent necessary or required by the terms of the 1997 Stock Option Plan of Pathlight Technology, Inc. or any Company Option issued thereunder, the Company shall, prior to the Effective Time, receive consent of the holders of such Company Options, provide notice to the holders of such Company Options and/or amend the terms of such plan, to give effect to the provisions of this Section 6.9(a).

(b) Assumption of Rocksoft Retention Stock Awards. The parties will negotiate in good faith and use reasonable best efforts to agree on a plan, agreement or other arrangement pursuant to which at the Effective Time, Parent will assume the obligation of the Company to create a retention pool for specific employees of Rocksoft Limited (the “Rocksoft Retention Pool”) pursuant to the terms of the Implementation Agreement entered into between the Company and Rocksoft Limited and Ross Neil Williams and Neil James Johnson that satisfies the following conditions: (i) shares of Company Common Stock will not be required to be issued to such employees, (ii) Parent shall not, under any circumstances, be obligated to issue a number of shares such that, pursuant to the rules and regulations of The New York Stock Exchange, it would be required to obtain approval of its shareholders for such issuance and (iii) Parent, as of the closing of the Implementation Agreement, shall not be obligated to pay, set aside or otherwise allocate, in excess of $2,000,000, in the aggregate, to such employees to satisfy the Company’s obligations with respect to the Rocksoft Retention Pool.

(c) Incentive Stock Options. The conversion of Company Options provided for in Section 6.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(d) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 6.9(d).

(e) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and its Subsidiaries shall terminate any and all Company Employee Plans that include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or the relevant Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan(s) as Parent may reasonably require.

(f) Employee Benefits. As of and following the Closing Date, Parent, in its sole and absolute discretion, will either (i) continue any Company Employee Plans, (ii) permit employees of the Company and each of its Subsidiaries who continue employment with Parent or the Surviving Corporation (or any or their subsidiaries) following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in (1) the employee welfare and fringe benefit plans, programs and policies (including without limitation any vacation, sick, and personal time off plans or programs) of Parent and (2) any plans of Parent intended to qualify within the meaning of Section 401(a) of the Code, on terms no less favorable than those provided to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii); provided, that nothing in the foregoing shall be construed to prevent Parent from requiring that the Company terminate its 401(k) plan pursuant to Section 6.9(d), so long as Continuing Employees are eligible to participate in

Parent’s 401(k) plan as soon as reasonably practicable (but, in any event, no later than 90-days) following the Closing Date, pursuant to the terms of the Parent’s 401(k) plan. To the extent Parent elects to have Continuing Employees and their eligible dependents participate in any of its employee benefits plans, programs or policies (other than stock compensation plans or arrangements) following the Closing Date, (i) each such Continuing Employee will receive credit for purposes of eligibility to participate, vesting and benefit accrual under such plan (other than benefit accrual under any defined benefit plan) for all years of service with Company (or any of its Subsidiaries) prior to the Closing Date, and (ii) Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any welfare benefit plans, including, without limitation, group health plans, group disability plans and group-term life insurance plans, of Parent in which such employees and their eligible dependents become eligible to participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. Without limiting the generality of Section 9.5, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.9(f) is intended to be for the sole benefit of the parties to this Agreement and this Section 6.9(f) is not intended to confer upon any other Person any rights or remedies hereunder.

6.10 Form S-8. Parent agrees to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable with respect to assumed Company Options, to the extent Form S-8 is available promptly after the Effective Time, and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed in accordance with this Agreement remain outstanding.

6.11 Employee Information. Prior to the Effective Time, the Company shall provide to Parent a current schedule in the form maintained by the Company’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Company Options and Company Unvested Common Stock with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such award, (iii) the Company Stock Option Plan under which such award was issued, (iv) the exercise (or purchase price of such award, if applicable), (v) the extent to which such award is vested as the Effective Time, (vi) the vesting schedule of such award, (vii) the grant date of such award, and (viii) the expiration date of such award.

6.12 Indemnification.

(a) Indemnity. As of the Effective Time, Parent shall be deemed to have (and hereby will have) assumed and agreed to perform in all respects, to the fullest extent permitted by applicable law, (i) the obligations of the Company or any Subsidiary of the Company pursuant to the indemnification agreements in effect on the date of this Agreement between the Company or any Subsidiary of the Company and each present (as at the Effective Time) and former officer or director of the Company or any Subsidiary of the Company (collectively, the “Indemnified Parties”) and listed on Schedule 2 hereto and (ii) for a period of six years from the Effective Time and to the fullest extent permitted by applicable law, the obligation of the Company to indemnify the Indemnified Parties in accordance with the terms of the Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time.

(b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained directors’ and officers’ liability insurance from (i) the Company’s insurance carrier on the date of this Agreement, (ii) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, or (iii) Parent’s insurance carrier on the date of this Agreement with respect to directors’ and officers’ liability insurance, covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring on or prior to the Effective Time in an amount and scope at least as favorable as those in the current directors’ and officers’ insurance policy of the Company for a period of six years; provided, however, that in no event will Parent and/or the Surviving Corporation be required to expend in excess of the amount set forth in Schedule 6.12(b) in annual premium for such coverage (and to the extent the annual premium would exceed the amount set forth in Schedule 6.12(b) in annual premium for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained, for such amount set forth in Schedule 6.12(b) of annual premium (1) the maximum amount of coverage as is available and (2) coverage that is in an amount and scope at least as favorable as that in the then current directors’ and officers’ insurance policy of the Company) and provided further, however, that notwithstanding the foregoing, Parent may satisfy its and the Surviving Corporation’s obligations under this Section 6.12(b) by purchasing a “tail” policy, or prior to the Effective Time, consenting to the purchase of a “tail” policy by the Company (which consent will not be unreasonably withheld) (x) under the Company’s existing directors’ and officers’ insurance policy or otherwise from Parent’s insurance carrier on the date hereof, or (y) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, which, in either case, (a) has an effective term of six years from the Effective Time, (ß) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (g) is written in an amount and scope at least as favorable as those in the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, Parent will use all reasonable efforts to ensure that, whether it continues coverage under the Company’s directors’ and officers’ liability insurance policy as of the date hereof or purchases, or consents to the purchase by the Company of a “tail” policy pursuant to this Section 6.12(b), there shall be no period in time during which an insurance policy providing coverage in the amount and scope provided in this Section 6.12(b) for the persons who are intended to be covered by such directors’ and officers’ liability insurance policy under this Section 6.12(b) is not in effect.

(c) Third–Party Beneficiaries. This Section 6.12 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.12.

6.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Affiliates. Promptly following the mailing of the Proxy Statement, the Company shall deliver to Parent a letter identifying all known Persons who are affiliates of the Company under Rule 145 of the Securities Act. The Company shall use all reasonable efforts to obtain a written agreement from each such identified Person who makes a Stock Election, as soon as practicable and, in any event, at least two (2) Business Days prior to the Election Deadline, substantially in the form of Exhibit B hereto.

6.15 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.16 Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

6.17 NYSE Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of options to purchase Parent Common Stock to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.18 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitments and to satisfy the conditions to obtaining the Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Financing as contemplated by the Financing Commitments (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing. Parent shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company informed of the status of the financing process relating thereto. The Company shall, and shall cause the Company’s Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the Financing; provided that, the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company and the

Company Subsidiaries and provided, further, that, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

(b) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.18(a), any of the Financing Commitments or the Financing Agreements expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing (upon terms and conditions substantially comparable to those contained in such expired or terminated commitments or agreements, except with respect to economic terms and conditions, which shall be no less favorable than those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to permit Parent to consummate the transactions contemplated by this Agreement.

6.19 Retention Plan. Parent and the Company agree to work together in good faith to design and develop a cash compensation program to be adopted by the Company for the purpose of retaining employees of the Company through and following the Effective Time not to exceed $5,000,000 (the “Retention Plan”). Parent and the Company shall each take into account the reasonable input of the other in designing, developing and selecting the employees eligible to participate in the Retention Plan, and shall use their reasonable best efforts to cause the Retention Plan to be duly adopted, implemented and communicated to employees of the Company as soon as practicable after the date of this Agreement, by May 31, 2006, if possible. Parent agrees to assume the Retention Plan after the Closing and to not terminate, amend or otherwise modify the Retention Plan, and to make all payments provided for in the Retention Plan following the Effective Time, as such payments become due and payable, subject to the terms of the Retention Plan. Without limiting the generality of Section 9.5, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.19 is intended to be for the sole benefit of the parties to this Agreement and this Section 6.19 is not intended to confer upon any other Person any rights or remedies hereunder.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material non-U.S. antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

(d) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop transfer order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

7.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.2(a), the representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (other than the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(c)(i), 3.2(c)(iv), Section 3.2(d), the first two sentences of Section 3.2(e), Section 3.3(a), and Section 3.29 which shall be true and correct in all material respects) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth in Exhibit C hereto.

(e) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement.

(f) Parent shall have received an opinion from Perkins Coie LLP, dated as of the Effective Time, substantially in the form of Exhibit D hereto.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.3(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not (i) materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, and (ii) constitute a Material Adverse Effect on the Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(c) NYSE. The shares of Parent Common Stock to be issued in connection with the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of options to purchase Parent Common Stock shall be approved for listing on The New York Stock Exchange, subject to official notice of issuance.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by October 2, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further that, in the event that the conditions set forth in Sections 7.1(c) or 7.1(d) above shall not have been satisfied by October 2, 2006, and all other conditions set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied or waived at Closing) either Parent or the Company may unilaterally extend the End Date until December 2, 2006 upon written notice to the other by October 2, 2006, in which case the Termination Date shall be deemed for all purposes to be December 2, 2006;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof;

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period) or (ii) prior to approval of the Merger and this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.3(d)(A); and

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed, provided that, if such ten (10) Business Day period would end on a date that is after the date of the Stockholders’ Meeting, such reaffirmation must be made no later than two calendar days prior to the date of the Stockholders’ Meeting, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent (and shall not have been withdrawn prior to the earlier of (x) ten (10) Business Days after such tender or exchange offer is first published and (y) the time at which the Company shall have first sent or given to its security holders a position on such tender or exchange offer) and the Company shall not have sent or given to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), or (f)(ii), the Company shall promptly, but in no event later than two business days after the date of such termination (but payable as a pre-condition to the effectiveness of a termination pursuant to Section 8.1(f)(ii)), pay Parent a fee equal to $28,500,000 in immediately available funds (the “Termination Fee”); provided that in the case of termination under Section 8.1(b) or 8.1(d): (A) such payment shall be made only if (I) following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly of either an Acquisition Proposal with respect to the Company or a Non-Unanimous Board Recommendation and (II) within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition of the Company; and (B) such payment shall be made promptly, but in no event later than two business days after the consummation of such Acquisition of the Company. For purposes of this Agreement, “Non-Unanimous Board Recommendation” shall mean a recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger that has been approved by a majority, but less than all, of the directors of the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) Certain Definitions. For the purposes of this Section 8.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Quantum Corporation

1650 Technology Drive, Suite 800

San Jose, CA 95110

Attention: General Counsel

Attention: Chief Executive Officer

Telephone No.: (408) 944-4000

Telecopy No.: (408) 944-6581

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

if to the Company, to:

Advanced Digital Information Corporation

11431 Willows Road NE

Redmond, WA 98052

Attention: Yukio Morikubo, General Counsel

Telephone No.: (425) 895-2626

Telecopy No.: (425) 881-2296

with copies to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 90101

Attention: Evelyn C. Sroufe

Telephone No.: (206) 359-8502

Telecopy No.: (206) 359-9502

9.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, with respect to any matter in question, that any of the officers or directors of the Company as listed on Schedule 9.3(b), has knowledge of such matter after reasonable inquiry of the persons employed by the Company whose duties would, in the normal course of the Company’s affairs, result in such person having knowledge of the matter in question.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships, in each case, resulting from the announcement of this Agreement and the transactions contemplated hereby, (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings, (G) primarily resulting from changes in GAAP first publicly disclosed after the date hereof, or (H) primarily resulting from any Action of Divestiture that would not reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement; or (ii) materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.12.

9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts in the State of Washington, the State of California and the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

QUANTUM CORPORATION

By:	/s/ Richard E. Belluzzo
Richard E. Belluzzo
Chairman and Chief Executive Officer

AGATE ACQUISITION CORP.

By:	/s/ Richard E. Belluzzo
Richard E. Belluzzo
President

ADVANCED DIGITAL INFORMATION CORPORATION

By:	/s/ Peter H. van Oppen
Peter H. van Oppen
Chairman of the Board, President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****